Exhibit 99

FOR IMMEDIATE RELEASE
                                 For more information call:
                                 Rick Van Warner
                                (407) 628-3104

             SHELLS SEAFOOD RESTAURANTS, INC.
             NAMES GUY KATHMAN VP, OPERATIONS

TAMPA, FL, Sept. 19, 2003 - Shells Seafood Restaurants,
Inc. (OTC Bulletin Board: SHLL) today announced that Guy C.
Kathman will join the company as Vice President of Operations.

Kathman, 47, who will begin in his new post next week, will be responsible for overseeing operations at all 28 Shells restaurants in Florida. During his 23-year career in casual dining, Kathman has held multi-unit management posts at several restaurant chains. He most recently was with Posados Cafe, a regional Texas chain.

Previously Kathman served for four years as Regional
Director for Brinker International's On The Border chain. He is also a former Director of Operations for Darden Restaurants' Red
Lobster chain.

After getting his start in the restaurant business as a Bennigan's manager in Chicago, Kathman held operations management posts for several years with Dallas-based El Chico, then a 100-unit Mexican restaurant chain. He also spent more than two years at TGI Friday's.

"Guy is a great operator with very high standards," said Shells CEO and President Leslie Christon. "He understands what it takes to anticipate guest needs and provide outstanding service. He knows seafood and has expertise in all aspects of restaurant operations.

"As importantly, he's a terrific leader who is committed to growth and development of his teams, recognizing that our performance can only be as good as our people."

Kathman, who is relocating to Tampa from Texas, said he was anxious to tackle his new responsibilities.

"Shells has a heritage of providing great seafood and value," Kathman said. "I'm proud to join this team and look forward to the exciting opportunity we have to make the experience even better for our guests."

Shells manages and operates 28 full service, neighborhood seafood restaurants in Florida under the name "Shells". Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, lobster, crab, and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads and desserts.

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